Exhibit 99.1

Tidewater Declares Quarterly Dividend on Common Stock and Extends Common Stock Repurchase Program through June 30, 2016

NEW ORLEANS, May 15, 2015 -- Tidewater Inc. (NYSE:TDW) announced that its Board of Directors declared on May 14, 2015, a quarterly cash dividend of $0.25 per share of common stock payable June 15, 2015, to shareholders of record on June 5, 2015.

Tidewater also announced today that its Board of Directors has approved an extension of its current common stock repurchase program from its original expiration date of June 30, 2015 to June 30, 2016. If shares are purchased in open market or privately-negotiated transactions pursuant to this share repurchase program, the Company will use its available cash and/or borrowings under its revolving credit facility or other borrowings to fund any share repurchases. With this approved extension, the Company’s current repurchase program will continue in effect through June 30, 2016. Through May 13, 2015, a total of 2,841,976 of its common shares have been purchased by the Company under this program at a total cost of $100.0 million, or an average price paid per common share of $35.19. As of May 13, 2015, the Company had $100.0 million remaining authorized under this repurchase program available to repurchase shares. The Company will continue to evaluate share repurchase opportunities relative to other investment opportunities and in the context of current conditions in the credit and capital markets.

Tidewater is the leading provider of Offshore Service Vessels (OSVs) to the global energy industry.

CONTACT: Tidewater Inc., New Orleans

Joe Bennett, Executive Vice President and Chief Investor Relations Officer

504-566-4506

SOURCE: Tidewater Inc.

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